Exhibit 10.2

AMENDMENT #4 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT #4 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of September 18, 2020 (the “Effective Date”), between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Allen Wolff, an individual (“Executive”).

RECITALS

THE PARTIES ENTER THIS AMENDMENT on the basis of the following facts, understandings and intentions:

A.	Executive commenced employment with the Company as of December 29, 2014.

B.	The Company and Executive are parties to that certain Employment Agreement made and entered into March 19, 2018 (the “Employment Agreement”), as amended by that certain Amendment #1 to Employment Agreement made and entered into September 17, 2019 (the “1st Amendment”), that certain Amendment #2 to Employment Agreement made and entered into on January 14, 2020 (the “2nd Amendment”), and that certain Amendment #3 to Employment Agreement made and entered into on March 27, 2020 (the “3rd Amendment,” and collectively with the Employment Agreement, the 1st Amendment and the 2nd Amendment, the “Existing Employment Agreement”), pursuant to which, among other things, Executive served as the Company’s interim Chief Executive Office from September 17, 2019 through January 13, 2020, and has been serving as the Company’s Chief Executive Officer since January 14, 2020.

C.	Executive desires to continue employment with the Company on the terms and conditions set forth in this Amendment.

D.	The Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined and approved the terms of Executive’s continued employment on the terms and conditions set forth in this Amendment.

E.	This Amendment, the Existing Employment Agreement and all related documents referenced in the Existing Employment Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Change in Control Bonus. Effective as of the Effective Date, a new Section 2.7 is hereby added to the Existing Employment Agreement to read in its entirety as follows:

“2.7	Change in Control Bonus.

(a)	In the event a Change in Control (as defined in Section 4.4) is consummated before March 31, 2021 (a “Qualifying CiC”) and if and only if Executive is continuously employed by the Company through the time the Qualifying CiC is consummated (the “Closing Date”), then, subject to the requirements of Section 4.3, (1) Executive shall receive a cash bonus of $162,500 (“CiC Bonus”), subject to tax withholding and other authorized deductions, and (2) provided that Executive timely elects continued insurance coverage pursuant to COBRA, during the six month period following the termination of his employment with the Company, the Company shall each calendar month pay directly to the applicable insurance company an amount equal to the COBRA premiums for the insurance coverage so elected by Executive (subject to immediate cessation of such payments if and when Executive becomes eligible for medical insurance coverage in connection with new employment).

(b)	The CiC Bonus shall be paid to Executive promptly following the date on which the general release agreement contemplated by Section 4.3 becomes irrevocable by Executive in accordance with all applicable laws, rules and regulations (but in any event payment of the CiC Bonus if earned will be made not later than 60 days after the Closing Date) and, at the Board’s discretion, Executive shall have tendered the written resignation from the Board and its committees as contemplated above.

(c)	The Company acknowledges and agrees that the transactions contemplated by the asset purchase agreement proposed to be entered into between the Company and eGames Holdings LLC, if consummated before March 31, 2021, would constitute a Qualifying CiC.

(d)	The Company further acknowledges and agrees that, nothing in this Section 2.7, shall be deemed to reduce or eliminate (1) any amounts Executive is eligible to receive under the 2020 Executive Incentive Plan, or (2) any deferred compensation owed by the Company to Executive.

(e)	Executive understands and agrees that he shall not be eligible for any severance payments or benefits pursuant to Section 4.2(b) upon the consummation of a Qualifying CiC because his employment with the Company shall automatically terminate upon the consummation of such Qualifying CiC due to his resignation without Good Reason.

2.	Amendment to Section 4.3. Effective as of the Effective Date, Section 4.3 is hereby amended by adding “Section 2.7 or” immediately before “Section 4.2(b)” in each of the two instances “Section 4.2(b)” appears in Section 4.3.

3.	Governing Law. This Amendment, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

4.	Severability. If any provision of this Amendment or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Amendment which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment are declared to be severable.

5.	Conflict; Agreement. Except as modified by this Amendment, the Existing Employment Agreement, together with all stock unit agreements, stock option agreements and other agreement for equity-based compensation and the exhibits contemplated thereby, including the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embody the entire agreement of the parties hereto respecting the matters within its scope. If there is a conflict between the terms and conditions of this Amendment and the Existing Employment Agreement, this Amendment shall take precedence. Otherwise, all other terms and conditions of the Existing Employment Agreement remain in full force and effect.

6.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

7.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Amendment, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Amendment and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the Effective Date.

“COMPANY”
NTN Buzztime, Inc., a Delaware corporation

By:	/s/ Richard Simtob
Name:	Richard Simtob
Title:	Chairman of the Nominating and Corporate Governance/Compensation Committee

“EXECUTIVE”

/s/ Allen Wolff
Allen Wolff